Exhibit 99.4

November 4, 2020

Novus Capital Corporation

8556 Oakmont Lane

Indianapolis, IN 46260

Consent to Reference in Proxy Statement/Prospectus

Novus Capital Corporation (the “Company”) has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Greg Couch
Name: Greg Couch